Exhibit 99.1

GeoMet Announces Voting Results From Annual Meeting of Stockholders

Houston, Texas — November 7, 2014 - GeoMet, Inc. (OTCQB: GMET; OTC: GMETP) (the “Company”) announced that, at the Annual Meeting of stockholders held on November 6, 2014 (the “Annual Meeting”), the necessary stockholder votes were received to (1) elect each of the three nominees to the Company’s board of directors to serve until their successors are duly elected or until their earlier death, resignation, or removal and (2) approve, on an advisory basis, the compensation of the Company’s named executive officers.

Each of the three nominees to the Company’s board of directors was elected by the holders of more than 83% of the outstanding shares of the Company’s Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”) and by the holders of more than 65% of the Preferred Stock (on an as-converted basis) voting together with the holders of the Company’s common stock (the “Common Stock”) as a single class.

Approval, on an advisory basis, of the compensation of the Company’s named executive officers was authorized at the Annual Meeting by the holders of more than 94% of the outstanding shares of the Preferred Stock and by the holders of more than 71% of the Preferred Stock (on an as-converted basis) voting together with the holders of the Common Stock as a single class.

For more information please contact William A. Wiederkehr, Jr., Treasurer and Secretary, at (713) 600-4310 or wwiederkehr@geometcbm.com.